EXHIBIT NUMBER 4.1

                               FIRST AMENDMENT TO
                                 IMRGLOBAL CORP.
                       1999 EMPLOYEE STOCK INCENTIVE PLAN

WHEREAS, the IMRGLOBAL CORP. 1999 EMPLOYEE STOCK INCENTIVE PLAN (the "1999 Plan") which became effective on August 31, 1999 originally provided pursuant to
Section 3, a reserve of Two Million (2,000,000) shares (the "Original Reserve") for issuance under the 1999 Plan;

AND WHEREAS, it is desired to increase the Original Reserve by an additional One Million shares;

NOW THEREFORE, Section 3 of the IMRglobal Corp. 1999 EMPLOYEE STOCK INCENTIVE PLAN (the "1999 Plan") is amended, effective as of September 29, 2000, such that the total number of shares that may be issued pursuant to Stock Incentives under the 1999 Plan shall not exceed THREE MILLION (3,000,000) shares of the Common Stock of IMRglobal Corp., $0.10 par value per share, as adjusted pursuant to
Section 11 of the 1999 Plan.

   ADOPTED BY THE BOARD OF DIRECTORS OF IMRGLOBAL CORP. ON SEPTEMBER 29, 2000


                                        /s/ DILIP PATEL
                                        ---------------------------------
                                        DILIP PATEL, CORPORATE SECRETARY